Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287
P R E S S  R E L E A S E
For Immediate Release
Tuesday, February 6, 2007
STATER BROS. HOLDINGS’ SALES AND PROFITS INCREASE
IN 1ST QUARTER
Colton, California. February 6, 2007; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2007 ended December 24, 2006.
Sales for the thirteen week first quarter ended December 24, 2006, increased 4.3% to $904.1 million compared to $867.0 million for the thirteen weeks ended December 25, 2005. The timing of the Christmas Day added one more sales day in first quarter of fiscal 2007 compared to the first quarter of fiscal 2006. Christmas Day, the only day that the Company’s stores are closed, fell in the second quarter of fiscal 2007 and in the first quarter of fiscal 2006. After taking into consideration the effect of Christmas Day, like store sales increased 1.4% for the thirteen weeks ended December 24, 2006 compared to the thirteen weeks ended December 25, 2005.
The Company reported net income for the thirteen week first quarter ended December 24, 2006 of $9.9 million compared to net income of $3.3 million for the thirteen week first quarter ended December 25, 2005.
Brown said; “The first quarter results benefited from improved gross margins and decreased operating expenses, as a percentage of sales, in the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006. We remain committed to being the low price leader while providing a friendly and satisfying shopping experience to our “Valued Customers” on each and every one of their visits to our Supermarkets”.
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 162 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended
	12/25/05	12/24/06
Sales	$867,009	$904,067

Gross profit	226,715	241,890

Operating expenses
Selling, general and administrative expenses	198,765	201,801
Depreciation and amortization	10,358	11,884

Total operating expenses	209,123	213,685

Operating profit	17,592	28,205

Interest income	2,510	2,826
Interest expense	(14,576)	(14,285)
Other expenses, net	(76)	(171)

Income before income taxes	5,450	16,575

Income taxes	2,118	6,673

Net income	$3,332	$9,902

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/24/06	12/24/06
Assets
Current assets
Cash	$198,545	$221,094
Restricted cash	24,121	8,121
Short-term investments	26,849	—
Receivables, net	39,173	42,030
Inventories	196,031	198,879
Other	30,122	30,680

Total current assets	514,841	500,804

Property and equipment, net	497,073	505,704

Deferred debt issuance costs, net	15,972	15,211
Other assets	30,206	35,927

Total assets	$1,058,092	$1,057,646

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$155,827	$149,111
Accrued expenses and other liabilities	124,680	118,135
Current portion of capital lease obligations	1,054	972

Total current liabilities	281,561	268,218

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	7,294	7,056
Other long-term liabilities	80,316	83,549

Total stockholder’s deficit	(11,079)	(1,177)

Total liabilities and stockholder’s deficit	$1,058,092	$1,057,646